Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of January 1, 2017 (the “Effective Date”), by and between Eclipse Resources Corporation, a Delaware corporation (the “Company”), and Oleg Tolmachev (“Executive”).

WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of June 22, 2016 (the “Previous Employment Agreement”);

WHEREAS, the Company has agreed to promote Executive to the role of Executive Vice President, Chief Operating Officer, and Executive has agreed to accept such promotion, with the promotion effective as of the Effective Date; and

WHEREAS, the Company and Executive desire to amend and restate in its entirety the Previous Employment Agreement to reflect the terms of Executive’s continued services and role with the Company.

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements herein contained, intending to be legally bound, the parties agree as follows:

1. Employment. From and after the Effective Date, the Company will employ Executive as its Executive Vice President, Chief Operating Officer, and Executive will report to the Company’s President & Chief Executive Officer. Executive will perform all services and acts necessary to fulfill the duties and responsibilities of his position and agrees to devote substantially all of his business time, attention and energies to the performance of the duties assigned hereunder, and to perform such duties diligently, faithfully and to the best of his abilities. Executive agrees to refrain from any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company, unless such activity is approved in advance by the Company’s President & Chief Executive Officer.

2. Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a period (the “Initial Term”) commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date, unless earlier terminated in accordance with Section 4. If neither party gives the other at least ninety (90) days written notice that it intends for this Agreement to terminate at the end of the Initial Term, then this Agreement will continue for successive one-year terms (each a “Renewal Term”), unless earlier terminated in accordance with Section 4, until either party gives the other party at least ninety (90) days written notice that it intends for this Agreement to terminate at the end of any such Renewal Term. The Initial Term and any Renewal Terms will constitute the “Term”. If either Executive or the Company gives timely notice of termination pursuant to this Section 2, then Executive’s employment shall end on the last day of the Term. A termination of Executive’s employment by reason of a timely notice of termination pursuant to this Section 2 shall not be considered a termination for Cause or without Cause by the Company, or a termination for Good Reason or without Good Reason by Executive.

3. Compensation and Benefits.

(a) Base Salary. Executive will receive a base salary (“Base Salary”) at an annual rate of three hundred fifty five thousand dollars ($355,000.00), paid in accordance with the normal payroll practices of the Company. The Base Salary shall be reviewed periodically by the Board (or a designated committee thereof) and may be increased in its discretion but not decreased without Executive’s consent.

(b) Bonus. Executive will be eligible for an annual bonus (“Annual Bonus”) for each calendar year in which an annual cash performance bonus program is in effect. Each Annual Bonus shall be payable based on the achievement of reasonable performance targets established by the Board, and for each calendar year Executive’s target Annual Bonus shall be equal to 85 percent of Executive’s Base Salary in effect on the last day of the applicable calendar year; provided, that the percentage of Executive’s annual Base Salary that applies for the purposes of determining Executive’s target Annual Bonus for a given year may be increased above 85 percent (but not decreased without the Executive’s written consent) by the Board (or a designated committee thereof) in its discretion. Executive’s Annual Bonus will be paid no later than March 15 of the year following the calendar year to which it relates.

(c) Long-Term Incentive Compensation. Executive may, as determined by the Board (or a designated committee thereof) in its sole discretion, periodically receive grants of stock options or other equity or non-equity related awards pursuant to the Company’s or an affiliate’s long-term incentive plan(s), subject to the terms and conditions of such plan(s).

(d) Retirement and Welfare Benefits. During the Term, Executive or Executive’s spouse and dependents, as the case may be, will be eligible to participate in such pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, 401(k), medical and dental, disability, group or executive life, accidental death and travel accident insurance, and similar benefit plans and programs of the Company, subject to the terms and conditions thereof, as may be in effect and made available from time to time to the Company’s senior executives.

(e) Perquisites. Executive will be entitled to participate in the Company’s perquisite programs, as such are made generally available to the Company’s senior executives.

(f) Business Expenses. The Company will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by Executive of receipts and other documentation in conformance with the Company’s normal procedures. All payments for reimbursement under this Section 3(f) will be paid promptly, but in no event later than March 15 of the calendar year following the calendar year in which Executive incurred such expenses.

(g) Vacation. Executive will be entitled to paid vacation in accordance with the policies and practices of Company as in effect from time to time with respect to the Company’s senior executives, but in no event will such vacation time be less than four (4) weeks per calendar year.

4. Termination. This Agreement will continue in effect until the expiration of the Term unless earlier terminated pursuant to this Section 4.

(a) Disability. If Executive incurs a Disability during the Term, the Company may terminate Executive’s employment effective on the 30th day after Executive’s receipt of written notice of the Company’s intent to terminate Executive’s employment; provided that, within the 30 days after such notice Executive does not return to perform, with or without reasonable accommodation, the essential functions of his position.

(b) Cause. The Company may terminate the Executive’s employment at any time during the Term for Cause or without Cause. For purposes of this Agreement, a termination “without Cause” means Executive’s termination of employment during the Term at the Company’s sole discretion for any reason other than a termination for Cause or as a result of Executive’s death or Disability.

(c) Good Reason. The Executive’s employment may be terminated during the Term by Executive for Good Reason or without Good Reason; provided, however, that the Executive may not terminate his employment for Good Reason unless (i) the Executive has given the Company written notice of his belief that Good Reason exists within 30 days of the initial existence of the condition(s) giving rise to Good Reason, which notice will specify the facts and circumstances giving rise to Good Reason, (ii) the Company has not remedied such facts and circumstances giving rise to Good Reason within the 30-day period following the receipt of such notice, and (iii) the Executive separates from service on or before the 60th day after the end of such 30-day cure period by delivering the Notice of Termination.

(d) Notice of Termination. Any termination by the Company for Cause or without Cause or because of the Executive’s Disability, or by the Executive for Good Reason or without Good Reason, must be communicated by Notice of Termination to the other party.

5. Obligations of the Company Upon Termination.

(a) For Cause; Without Good Reason; Expiration of Term. If the Company terminates Executive’s employment for Cause, Executive terminates his employment without Good Reason, or the Term expires by reason of timely notice given by either party pursuant to Section 2, the Company will have no further obligations to the Executive or his legal representatives, except that Executive (or his legal representatives as the case may be) will be entitled to any (i) unpaid but earned Base Salary accrued up to the Termination Date or expiration of the Term, (ii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (iii) unreimbursed business expenses required to be reimbursed to Executive, (iv) if the Term expires by reason of timely notice given by either party pursuant to Section 2, unpaid, but earned and accrued annual incentive for any completed calendar year as of the date on which the Term expires, and (v) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable (together, the “Accrued Obligations”).

(b) Death or Disability. If Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company will have no further obligations to the Executive or Executive’s legal representatives, except that Executive (or his legal representatives as the case may be) will be entitled to the Accrued Obligations and the following additional payments from the Company:

(i) Severance Payment. The Company will pay Executive (or his legal representatives as the case may be) an amount equal to one (1) times Executive’s Base Salary as of the Termination Date, which amount will be paid in a lump sum payment on the date that is 60 days after the Termination Date; and

(ii) Post-Employment Health Coverage. During the portion, if any, of the 18-month period following the Termination Date that Executive, Executive’s spouse or Executive’s eligible dependents elect to continue coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will promptly reimburse Executive or Executive’s spouse or eligible dependents, as applicable, on a monthly basis for the amount paid to effect and continue such coverage (“COBRA Reimbursement Amounts”); provided, however, that in the event Executive’s employment is terminated by reason of Executive’s Disability, payment of the COBRA Reimbursement Amounts will cease immediately upon the date that Executive begins providing services to a subsequent employer. Nothing contained herein is intended to limit or otherwise restrict any rights to continued group health plan coverage pursuant to COBRA following the period described in the preceding sentence.

(c) Termination Without Cause or for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason the Company will have no further obligations to Executive or Executive’s legal representatives, except that Executive will be entitled to the Accrued Obligations and the following:

(i) Severance Payment. The Company will pay Executive an amount equal to two (2) times the sum of (A) Executive’s Base Salary as of the Termination Date, and (B) the amount equal to Executive’s target Annual Bonus for the fiscal year that includes the Termination Date, which amount will be paid in a lump sum payment on the date that is 60 days after the Termination Date.

(ii) Post-Employment Health Coverage. During the portion, if any, of the 18-month period following the Termination Date that Executive elects to continue coverage for Executive, Executive’s spouse or Executive’s eligible dependents under the Company’s group health plans under COBRA, the Company will promptly reimburse Executive on a monthly basis for the COBRA Reimbursement Amounts; provided, however, that payment of the COBRA Reimbursement Amounts by the Company to Executive will cease immediately upon the date that Executive begins providing services to a subsequent employer. Nothing contained herein is intended to limit or otherwise restrict any rights to continued group health plan coverage pursuant to COBRA following the period described in the preceding sentence.

(iii) Pro Rata Annual Bonus. The Company will pay Executive an amount equal to the Annual Bonus for the calendar year in which occurs the Termination Date, as determined in good faith by the Board in accordance with the performance criteria established for such Annual Bonus and based on the Company’s actual performance for such calendar year, which amount will be prorated through and including the Termination Date (based on the ratio of the number of days Executive was employed by the Company during such year to the number of days in such year). This amount will be payable in a lump sum on or before the date on which annual bonuses for the calendar year are paid to executives who have continued employment with the Company (but in no event earlier than 60 days after the Termination Date or later than the March 15 next following such calendar year); provided, however, that if this Section 5(c)(iii) applies with respect to an Annual Bonus that is intended to constitute performance-based compensation within the meaning and for purposes of section 162(m) of the Code, then this Section 5(c)(iii) will apply with respect to such Annual Bonus only to the extent the applicable performance criteria have been satisfied as certified in writing by a committee of the Board as required under section 162(m) of the Code.

(d) Equity Awards. There shall be no acceleration of the vesting of any equity or long-term incentive awards granted to Executive under any Company long-term incentive plan, unless otherwise provided under the terms of the applicable long-term incentive plan or award agreement.

(e) Release and Compliance with this Agreement. With the exception of the Accrued Obligations, the obligation of the Company to pay any portion of the amounts due pursuant to Section 5(c) of this Agreement is expressly conditioned on Executive’s (i) execution and non-revocation of a release substantially in the form attached as Exhibit A (the “Release”), which Release may be may be revised to reflect changes in applicable law, no later than fifty (50) days following the Termination Date or such shorter period as may be set out in the Release (such period, the “Release Consideration Period”) and (ii) Executive’s compliance with the requirements of Sections 6 and 7.

(f) Nonduplication of Benefits. It is possible that a category of payment or benefit that is paid or provided under this Section 5 would also be paid or provided under the terms of another Company severance or change in control plan, program, or arrangement, including, without limitation, the Company’s Change in Control Severance Policy, as the same may be amended from time to time. In such case, (i) the payment or benefit under the terms of another Company severance or change in control plan, program, or arrangement will be paid or provided in full, and (ii) the Company’s obligation under this Section 5 will automatically be reduced (but not below zero) to the extent and only to the extent of the payment or benefit provided under clause (i).

6. Confidential Information.

(a) Executive acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) which will be provided to Executive during the Executive’s employment by the Company. Confidential information includes, but is not limited to, the Company’s or any of its affiliates’ businesses, trade secrets, products, or services (including without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations or within the organization of acquisition prospects, or production, marketing, and merchandising techniques, prospective names and marks), and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions, and other similar forms of expression. Notwithstanding the foregoing, Confidential Information does not include any information that is generally known in the oil and gas industry, was known by Executive prior to his employment with the Company or has been published in a form generally available to the public before the date Executive proposes to disclose or use such information, provided, that, such publishing of the Confidential Information does not result from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b) Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. Executive acknowledges that all such Confidential Information is the sole and exclusive property of the Company.

(c) During, and all times following, Executive’s employment by the Company, Executive will hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information except: (i) to the extent authorized in writing by the Company’s Chief Executive Officer; (ii) where such information is, at the time of disclosure by Executive, generally available to the public other than as a result of any direct or indirect act or omission of Executive in breach of this Agreement; or (iii) where Executive is compelled by legal process, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an employee of the Company. Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within one (1) business day after Executive is informed that such disclosure is being or will be compelled, whichever is earlier. Such written notice must include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and must contain a copy of the subpoena, order or other process used to compel disclosure.

(d) Executive will take all necessary precautions to prevent disclosure of Confidential Information to any unauthorized individual or entity. Executive further agrees not to use, whether directly or indirectly, any Confidential Information for the benefit of any person, business, corporation, partnership, or any other entity other than the Company and its affiliates, and to immediately return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic, at the end of his employment with the Company for any reason or at the request of the Company at any time.

7. Competition. Executive acknowledges that the Company has provided, and the Company agrees to continue to provide Executive, with access to its confidential, proprietary, or trade secret information, including confidential information of third parties such as customers, suppliers, and business affiliates; specialized training and knowledge regarding the Company’s methodologies and business strategies; or support in the development of goodwill such as introductions and customer relationship information. The foregoing is not contingent on continued employment, but upon Executive’s use of the access, specialized training, or goodwill support provided by Company for the exclusive benefit of the Company and upon Executive’s full compliance with the restrictions on Executive’s conduct provided for in this Agreement. Ancillary to the rights provided to Executive as set forth in this Agreement, the Company’s provision of confidential, proprietary, or trade secret information, specialized training, or goodwill support to Executive, and Executive’s agreements regarding the use of same, in order to protect the value of any equity-based compensation, training, goodwill support or the confidential information described above, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a) Executive will not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company in the State of Ohio or any other state of the United States in which the Company conducts Business as of the Termination Date or expiration of the Term, as applicable; provided, however, in the event the Company terminates Executive’s employment without Cause, Executive’s employment terminates upon expiration of the Term by reason of the Company giving timely notice to Executive pursuant to Section 2, or Executive resigns for Good Reason, the post-termination restrictions set forth in this Section 7(a) will be limited as follows: (a) without the prior written consent of the Company, which consent may be withheld in the discretion of the Company, Executive will not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes in any material respect with any material portion of the Business (as defined below) of the Company within six (6) miles of (i) any oil or natural gas assets of the Company or (ii) any potential oil or natural gas assets where the Company has taken material steps to lease or purchase real property with respect to such potential assets within the six (6) month period immediately prior to the Termination Date or expiration of the Term, as applicable. Nothing herein prohibits Executive from being a passive owner of not more than 2.5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b) Executive will not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (i) solicit any employee of the Company to terminate his employment with the Company, (ii) employ any such individual during his employment with the Company and for a period of three months after such individual terminates his employment with the Company or (iii) solicit or service any person who was a customer, supplier, licensee, licensor or other business relation of the Company in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation of the Company.

(c) In the event the terms of this Section 7 are determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to, and may be modified by a court of competent jurisdiction to, extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d) As used in this Section 7, (i) the term “Company” includes the Company and its affiliates; (ii) the term “Business” means the business of the Company and includes the acquisition, exploration, exploitation and development of, oil and natural gas assets, and the acquisition of leases and other real property in connection therewith, as such business may be expanded or altered by the Company during the Term; and (iii) the term “Restriction Period” means the period beginning on the Effective Date and ending on the date twelve (12) months following the Termination Date or expiration of the Term, except that if the Termination Date or expiration of the Term occurs within one year following a Change of Control, Restriction Period means the period beginning on the Effective Date and ending on the date six (6) months following the Termination Date or expiration of the Term.

(e) Executive agrees, during the Term and following the Termination Date or expiration of the Term, to refrain from disparaging the Company and its affiliates, including any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this Section 7(e) precludes Executive from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

(f) The Company agrees, during the Term and following the Termination Date or expiration of the Term, to refrain from disparaging Executive, including any of Executive’s services or practices, either orally or in writing. Nothing in this Section 7(f) precludes the Company from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

(g) In the event Executive engages in conduct in violation of the covenants in Section 7 the Restriction Period will be extended for a period of time equal to the time in which Executive engaged in competitive activity prohibited by this Agreement.

8. Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the need to post bond.

9. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement is binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

10. Section 409A. The amounts payable pursuant to this Agreement are intended to be exempt from section 409A of the Code, and related U.S. treasury regulations or official pronouncements (“Section 409A”) and will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable under this Agreement is determined to be subject to Section 409A, this Agreement will be construed in a manner that will comply with Section 409A, and provided further, however, that no person connected with this Agreement in any capacity, including but not limited to the Company and its affiliates, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable or benefits provided under this Agreement. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on his Termination Date or expiration of the Term to be a “specified employee” within the meaning of Section 409A, then any payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment will be made or provided on the later of (a) the payment date set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the Termination Date or expiration of the Term, or (ii) the date of Executive’s death (the “Delay Period”). Payments and benefits subject to the Delay Period will be paid or provided to Executive without interest for such delay. The terms “termination of employment” and “separate from service” as used throughout this Agreement refer to a “separation from service” within the meaning of Section 409A.

11. Maximum Payments by the Company. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive will be subject to the excise tax imposed by section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made by the Company in good faith. If a reduced payment or benefit is made or provided, and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive will immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 11 requires the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

12. Clawback. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any amounts payable under this Agreement shall be subject to clawback, cancellation, recoupment, rescission, payback or other action in accordance with the terms of any policy (the “Policy”) (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback, cancellation, recoupment, rescission, payback or other action of amounts paid to Executive. Executive agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy and (b) any provision of applicable law relating to the clawback, cancellation, recoupment, rescission or payback of Executive’s compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by Executive. To the extent that the terms of this Agreement and the Policy conflict, then the terms of the Policy shall prevail.

13. Miscellaneous.

(a) Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and deemed to have been duly given (i) when received if delivered personally or by courier, or (ii) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to Executive, addressed to:	Oleg Tolmachev 113 Forbes Field Circle Boalsburg, PA 16827, or the last known residential address reflected in the Company’s records

If to the Company, addressed to:	Eclipse Resources Corporation 2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803 Attention: General Counsel

or to such other address as either party may furnish to the other in writing, except that notices or changes of address are effective only upon receipt.

(b) Applicable Law. This Agreement is entered into under, and governed for all purposes by, the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

(c) No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement, and all other provisions remain in full force and effect.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

(f) Withholding of Taxes and Other Employee Deductions. The Company or its affiliates may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

(g) Headings. The section headings have been inserted for purposes of convenience and may not be used for interpretive purposes.

(h) Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(i) Third Party Beneficiaries. Each affiliate of the Company will be a third party beneficiary of, and may directly enforce, Executive’s obligations under Sections 6, 7 and 8.

(j) Survival. Termination of this Agreement will not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Sections 6, 7, 8 and 12, and those provisions necessary to interpret and apply them will survive any termination of this Agreement.

(k) Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement (i) constitutes the entire agreement of the parties with regard to the subject matter hereof, (ii) supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter hereof, and (iii) contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect. As of the Effective Date, the Previous Employment Agreement shall be void and have no legal effect and neither the Company nor Executive shall have any further liability or obligation thereunder (other than with respect to any breach thereof prior to the Effective Date).

(l) Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

(m) Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment or the terms and conditions of such employment will be made by the members of the Board, other than Executive if Executive is a member of the Board, and Executive will not have any right to vote or decide upon any such matter.

(n) Forum and Venue. With respect to any claims, legal proceeding or litigation arising in connection with this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum, and venue of the state and federal courts, as applicable, located in Centre County, Pennsylvania.

14. Certain Definitions. In addition to the terms defined in the body of this Agreement, for purposes of this Agreement the following capitalized words have the meanings indicated below:

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” means the occurrence of any of the following events, as reasonably determined by the Board: (i) Executive’s willful or continued failure to perform his material duties for the Company; (ii) Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; (iii) the willful or grossly negligent engagement by Executive in conduct that is materially injurious to the

Company, financially or otherwise; or (iv) Executive’s breach of any material term of this Agreement or the Company’s material written policies and material procedures, as in effect from time to time; provided, that, with respect to (i), (iii) or (iv) above, such termination for Cause will only be effective upon a majority vote of the members of the Board after notice to Executive and a period of not less than thirty (30) calendar days during which time Executive will have an opportunity to appear before the Board to demonstrate that he has cured the conduct giving rise to Cause.

(c) “Change of Control” means the occurrence of any of the following events:

(i) Any one person, or more than one person acting as a group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), acquires ownership of the Company’s common stock that, together with stock held by such person or group, constitutes more than 40 percent of the total fair market value or total voting power of the Company’s common stock. However, if any one person or more than one person acting as a group is considered to own more than 40 percent of the total fair market value or total voting power of the Company’s common stock, the acquisition of additional common stock by the same person or persons will not be a Change of Control. An increase in the percentage of common stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of common stock for purposes of this Section 15(c). This section applies only when there is a transfer of common stock (or issuance of common stock) and common stock in the Company remains outstanding after the transaction.

(ii) A majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii) A change in the ownership of a substantial portion of the Company’s assets, which will occur on the date that any one person, or more than one person acting as a group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group of persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that a sale of a substantial portion of the Company’s assets in the ordinary course of business and investment of the proceeds into similar assets for use in the business of the Company will not constitute a change in the ownership of a substantial portion of the Company’s assets for purposes of this provision. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d) “Change of Control Period” means the period beginning six (6) months before the date of a Change of Control and ending on the one-year anniversary of such Change of Control.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Disability” means Executive’s inability to engage in any substantial gainful activity necessary to perform his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician selected by the Company.

(g) “Good Reason” means any of the following, but only if occurring without the Executive’s consent: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) the relocation of Executive’s principal office to an area more than 50 miles from its location immediately prior to such relocation; or (iv) the material failure of the Company to comply with any material provision of this Agreement. Such termination by Executive will not preclude the Company from terminating the Executive’s employment prior to the Termination Date established by Executive’s Notice of Termination.

(h) “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under that provision, and (iii) if the Termination Date is other than the date the notice is given, specifies the Termination Date (which must not be more than 30 days or, in the case of a termination by Executive for Good Reason, 60 days after the date on which the Notice of Termination is given). The failure by the Company or Executive to set forth in the Notice of Termination the facts or circumstances giving rise to Cause or Good Reason, as applicable, will not waive any right of the Company or Executive under this Agreement or preclude the Company or Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights under this Agreement.

(i) “Termination Date” means: (i) if Executive’s employment is terminated by death, the date of death; (ii) if Executive’s employment is terminated pursuant to Section 4(a) due to a Disability, thirty (30) days after the Notice of Termination is given; (iii) if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason pursuant to Section 4(b) or 4(c), on the effective date of termination specified in the Notice of Termination; (iv) if Executive voluntarily terminates his employment with the Company without Good Reason, the date of Executive’s termination of employment; or (v) if Executive’s employment is terminated by the Company for Cause pursuant to Section 4(b), the date on which the Notice of Termination is given.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President & CEO

EXECUTIVE

By:	/s/ Oleg Tolmachev
Name:	Oleg Tolmachev

EXHIBIT A

RELEASE

1. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of January 1, 2017 (the “Employment Agreement”), by and between Oleg Tolmachev (“Executive”) and Eclipse Resources Corporation (the “Company”) (each of Executive and the Company, a “Party” and together, the “Parties”), the sufficiency of which Executive acknowledges, Executive, with the intention of binding himself or herself, and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, stockholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation or paid time off benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act and any similar or analogous state statute. Notwithstanding the foregoing, this Release will not apply and expressly excludes: (a) vested benefits under any plan maintained by the Company that provides for deferred compensation, equity compensation or pension or retirement benefits; (b) health benefits under any policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights including, but not limited to, rights and benefits to continue health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law; (c) any claim that cannot by law be waived or released by private agreement; (d) claims arising after the date of the Release; (e) to the extent not paid as of the date of this Release, payments and benefits to be made under the Employment Agreement; (f) claims under any directors and officers insurance policies; and (g) rights to indemnification Executive may have under the by-laws or certificate of incorporation of the Company and its Affiliates, any applicable indemnification agreements with the Company and its Affiliates or applicable law.

Exhibit A – Page 1

2. Executive acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, (i) wages, (ii) back pay or front pay, (iii) compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, (iv) costs, (v) attorneys’ fees and expenses, and (vi) any right to receive any compensation or benefit from any complaint, claim, or charge with any local, state or federal court, agency or board, or in any proceeding of any kind which may be brought against the Company as a result of such a complaint, claim or charge.

4. Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein will be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

5. As to rights, claims and causes of action arising under the ADEA, Executive acknowledges that he has been given a period of twenty-one (21) days1 to consider whether to execute this Release. If Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release will become irrevocable in its entirety, and binding and enforceable against Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, Executive will irrevocably forfeit any right to payment of the severance benefits described in Section 5 of the Employment Agreement.

6. Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release will be immediately effective upon execution by Executive.

7. Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8. Executive acknowledges that he is hereby advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.

9. Executive acknowledges that the release of claims set forth in this Release relates only to claims that exist as of the date of this Release.

[1]	Consideration period must be forty-five (45) days if release relates to an exit incentive or other employment termination program offered to a group or class of employees.

Exhibit A – Page 2

10. Executive acknowledges that the severance benefits described in Section 5 of the Employment Agreement he will receive in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which Executive is entitled from the Company.

11. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions will nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

12. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and will supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof will in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14. This Release may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Signatures delivered by facsimile will be deemed effective for all purposes.

15. This Release will be binding upon any and all successors and assigns of Executive and the Company.

16. Except for issues or matters as to which federal law is applicable, this Release will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction.

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Exhibit A – Page 3

IN WITNESS WHEREOF, this Release has been signed as of                                     , 20    .

By:

Oleg Tolmachev

Exhibit A – Page 4